Exhibit 5(b)

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

November 17, 2006

Florida Power & Light Company 700 Universe Boulevard Juno Beach, Florida 33408

Ladies and Gentlemen:

As counsel for Florida Power & Light Company, a Florida corporation (“FPL”), we have participated in the preparation of a registration statement on Form S-4 (“Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), in connection with the proposed exchange (“Exchange Offer”) by FPL, of any and all of FPL’s outstanding unregistered First Mortgage Bonds, 6.20% Series due June 1, 2036 (“Original Bonds”) for an equal principal amount of FPL’s registered First Mortgage Bonds, 6.20% Series due June 1, 2036 (“Exchange Bonds”), all as contemplated in the Registration Statement. The Original Bonds were, and the Exchange Bonds will be, issued pursuant to the Mortgage and Deed of Trust dated as of January 1, 1944, as amended and supplemented (“Mortgage”), from FPL to Deutsche Bank Trust Company Americas, as Trustee. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (ii) the applicable resolutions of the Board of Directors of FPL (or a duly appointed committee thereof) authorizing the Exchange Bonds will not have been modified or rescinded prior to the issuance thereof and (iii) the Exchange Bonds will be issued (x) upon the terms specified in the Registration Rights Agreement dated April 24, 2006 between FPL and representatives of the initial purchasers of the Original Bonds and (y) upon the authority contained in an order of the Florida Public Service Commission, we are of the opinion that when the Exchange Bonds have been duly executed, authenticated and delivered in exchange for an equal principal amount of Original Bonds in accordance with the terms of the Mortgage and on the terms and conditions contemplated by the Registration Statement, the prospectus contained therein or any applicable supplement thereto, Exchange Bonds will be valid, legal and binding obligations of FPL, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting mortgagees’ and other creditors’ rights and remedies generally and general principles of equity.

Florida Power & Light Company
November 17, 2006

We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Original Bonds for the Exchange Bonds and of the ownership and disposition of the Exchange Bonds is accurate in all material respects as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Opinions.”

We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Squire, Sanders & Dempsey L.L.P., Miami, Florida. As to all matters of New York law, Squire, Sanders & Dempsey L.L.P., is authorized to rely upon this opinion as if it were addressed to it.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP